Exhibit 1.1

$160,000,000

EnerNOC, Inc.

2.25% Convertible Senior Notes due 2019

PURCHASE AGREEMENT

August 12, 2014

August 12, 2014

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

EnerNOC, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several purchasers named in Schedule I hereto (the “Initial Purchasers”) $160,000,000 principal amount of its 2.25% Convertible Senior Notes due 2019 (the “Firm Securities”) to be issued pursuant to the provisions of an Indenture to be dated as of August 18, 2014 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). The Company also proposes to issue and sell to the Initial Purchasers not more than an additional $20,000,000 principal amount of its 2.25% Convertible Senior Notes due 2019 (the “Additional Securities”) if and to the extent that you, as Managers of the offering, shall have determined to exercise, on behalf of the Initial Purchasers, the right to purchase such 2.25% Convertible Senior Notes due 2019 granted to the Initial Purchasers in Section 2 hereof. The Firm Securities and the Additional Securities are hereinafter collectively referred to as the “Securities”. The Securities will be convertible into shares (the “Underlying Securities”) of common stock, $0.001 par value per share, of the Company (the “Common Stock”), or, upon “stockholder approval” (as such term is defined in the “Description of Notes” in the Final Memorandum (as defined below)), the Securities will be convertible into cash, Underlying Securities or a combination of cash and Underlying Securities, at the Company’s election.

The Securities and the Underlying Securities will be offered without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act.

In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum (the “Preliminary Memorandum”) and will prepare a final offering memorandum (the “Final Memorandum”) including or incorporating by reference a description of the terms of the Securities and the Underlying Securities, the terms of the offering and a description of the Company. For purposes of this Agreement, “Additional Written Offering Communication” means any written communication (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than the Preliminary Memorandum or the Final Memorandum; “Time of Sale Memorandum” means the Preliminary Memorandum together with each Additional Written Offering Communication or other information, if any, each identified in Schedule II hereto under the caption Time of Sale Memorandum; and “General Solicitation” means any offer to sell or solicitation of an offer to buy the Securities by any form of general solicitation or advertising (as those terms are used in Regulation D under the Securities Act). As used herein, the terms

Preliminary Memorandum, Time of Sale Memorandum and Final Memorandum shall include the documents, if any, incorporated by reference therein on the date hereof. The terms “supplement”, “amendment” and “amend” as used herein with respect to the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any Additional Written Offering Communication shall include all documents subsequently filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

1. Representations and Warranties. The Company represents and warrants to, and agrees with, you that:

(a) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) the Time of Sale Memorandum as of the Applicable Time (as defined below) did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) any Additional Written Offering Communication prepared, used or referred to by the Company, when considered together with the Time of Sale Memorandum, at the time of its use did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iv) any General Solicitation that is not an Additional Written Offering Communication, made by the Company or by the Initial Purchaser with the consent of the Company, when considered together with the Time of Sale Memorandum, at the time when made or used did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (v) the Preliminary Memorandum and the Final Memorandum and any amendments or supplements thereto did not and will not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, Additional Written Offering Communication or General Solicitation based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use therein. For the purposes of this Agreement, the “Applicable Time” is 7:59 p.m., New York City time, on the date of this Agreement.

(b) Except for the Additional Written Offering Communications, if any, identified in Schedule II hereto, including electronic road shows, if any,

furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any Additional Written Offering Communication.

(c) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Time of Sale Memorandum; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be duly qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the management, financial position, stockholders’ equity or results of operations or business of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”).

(d) Each subsidiary of the Company has been duly incorporated or organized and is an existing corporation or other business entity in good standing under the laws of the jurisdiction of its incorporation or organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the Time of Sale Memorandum, except where the failure to be duly qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and each subsidiary of the Company is duly qualified to do business as a foreign corporation or organization in good standing in all other jurisdictions in which its ownership or lease of property or other equity interests or the conduct of its business requires such qualification, except where the failure to be duly qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All of the issued and outstanding capital stock or other equity interests of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock or other equity interests of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects, except (i) as disclosed in the Time of Sale Memorandum, or (ii) as would not reasonably be expected to have a Material Adverse Effect.

(e) The Common Stock has been duly authorized; the authorized equity capitalization of the Company is as set forth in the Time of Sale Memorandum; all outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, and conform to the information in the Time of Sale Memorandum and to the description of the Common Stock contained in the Final Memorandum in all material respects; the stockholders of the Company have no preemptive rights with respect to the Common Stock; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder. A number of shares of Common Stock equal to the maximum number of Underlying Securities issuable upon conversion of the Securities (assuming physical settlement of all conversions and including the maximum number of Underlying Securities issuable in connection with a “Make-Whole Fundamental Change”, as such term is defined in the Indenture) (the “Maximum Number of Underlying Securities”) have been duly authorized and reserved for issuance and, when issued upon conversion of the Securities in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable, and the issuance of such Underlying Securities will not be subject to any preemptive or similar rights. The Underlying Securities, when issued upon conversion of the Securities in accordance with the terms of the Indenture, will conform to the information in the Time of Sale Memorandum and to the description of the Common Stock contained in the Final Memorandum in all material respects.

(f) The Securities have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture pursuant to which such Securities are to be issued.

(g) The Indenture has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(h) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation or performance of the transactions contemplated by this Agreement, the Indenture, and the Securities, including the sale of the Securities and the issuance of any Underlying Securities upon conversion of the Securities, except (a) such as may be required under state securities laws or the securities laws of other jurisdictions in which the Securities have been or will be offered or will be sold or (b) where the failure to obtain such consent, approval, authorization or order or to make such filing would not reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement, the Indenture and the Securities.

(i) Ernst & Young LLP, who has certified certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States).

(j) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the

Indenture and the Securities will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (a) any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any subsidiary of the Company or any of their properties, (b) any agreement or instrument to which the Company or any such subsidiary is a party or by which the Company or any such subsidiary is bound or to which any of the properties of the Company or any such subsidiary is subject, or (c) the charter or by-laws of the Company or any such subsidiary, except, in the case of clauses (a) and (b) above, where any such breach, violation or default has been waived or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k) This Agreement has been duly authorized, executed and delivered by the Company.

(l) Except as disclosed in the Time of Sale Memorandum or as would not reasonably be expected to have a Material Adverse Effect, the Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and except as disclosed in the Time of Sale Memorandum or as would not reasonably be expected to have a Material Adverse Effect, the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

(m) The Company and its subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them except where such failure to possess would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Time of Sale Memorandum.

(n) No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent that is reasonably expected to have a Material Adverse Effect.

(o) The Company and its subsidiaries own or possess, or can promptly acquire on commercially reasonable terms, adequate rights to any and all patents, patent rights, licenses, inventions, copyrights, software, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names and other intellectual property, including registrations and applications for registration thereof (collectively “Intellectual Property Rights”) used or held for use in connection with or necessary to the business now operated by them. The conduct of the business of the Company and its subsidiaries has not infringed, misappropriated or violated the Intellectual Property Rights of any third parties, and does not currently infringe, misappropriate or violate the Intellectual Property Rights of any third parties, in each case except as would not, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, reasonably be expected to have a Material Adverse Effect, there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim (i) alleging any infringement, misappropriation or violation of the Intellectual Property Rights of any third parties, (ii) challenging the validity, scope, enforceability or ownership of any Intellectual Property Rights owned by the Company or its subsidiaries or (iii) challenging the Company’s or its subsidiaries’ rights in any licensed Intellectual Property Rights. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Intellectual Property Rights owned or purported to be owned by the Company or its subsidiaries is owned solely by the Company or its subsidiaries, is valid and enforceable and is owned free and clear of all liens, encumbrances, defects or other restrictions, and, to the Company’s knowledge, no party has infringed, misappropriated or violated any such Intellectual Property Rights.

(p) Except as disclosed in the Time of Sale Memorandum, neither the Company nor any of its subsidiaries (a) is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, in either case, having jurisdiction over the Company, its subsidiaries or their respective properties, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), (b) owns or operates any real property contaminated with any substance that is subject to any environmental laws, (c) is liable for any off-site disposal or contamination pursuant to any environmental laws, or (d) is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and the Company is not aware of any pending investigation which is reasonably expected to lead to such a claim.

(q) Except as disclosed in the Time of Sale Memorandum, there are no pending actions, suits or proceedings to which the Company, any of its subsidiaries or any of their respective properties is party that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations under this Agreement, the Indenture or the Securities; and, to the Company’s knowledge, no such actions, suits or proceedings are threatened or, to the Company’s knowledge, contemplated.

(r) The financial statements included or incorporated by reference in the Time of Sale Memorandum, together with the related schedules and notes thereto, present fairly in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the Time of Sale Memorandum, such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis and the schedules included or incorporated by reference in the Time of Sale Memorandum present fairly in all material respects the information required to be stated therein and the assumptions used in preparing any pro forma financial statements included or incorporated by reference in the Time of Sale Memorandum are reasonable, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts.

(s) Except as disclosed in the Time of Sale Memorandum, since the date of the latest financial statements included or incorporated by reference in the Time of Sale Memorandum, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the financial condition, business, properties, or results of operations of the Company and its subsidiaries taken as a whole, and, except as disclosed in or contemplated by the Time of Sale Memorandum, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(t) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Memorandum will not be, required to register as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(u) Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”) of the Company has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities, (ii) made any General Solicitation that is not an Additional Written Offering Communication other than General Solicitations listed on Schedule II hereto or those made with the prior written consent of Morgan Stanley & Co. LLC, or (iii) offered, solicited offers to buy or sold the Securities in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

(v) Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 7 and their compliance with their agreements set forth therein, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(w) The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

(x) Neither the Company nor any of its subsidiaries or affiliates, nor any director, officer, or employee while acting or purporting to act for, or on behalf of the Company or any of its subsidiaries, nor, to the Company’s knowledge, any agent or representative of the Company or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein. No part of the proceeds of the offering will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of any applicable anti-corruption law.

(y) The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(z) (i) Neither the Company nor any of its subsidiaries, nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent, affiliate or representative of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor

(B) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Sudan and Syria).

(ii) The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A) to fund or facilitate any activities or business of or with any Person that is the subject of Sanctions, or in any country or territory that, at the time of such funding or facilitation, is the subject of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Sudan and Syria), except to the extent licensed or authorized under U.S. law; or

(B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii) The Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person that is the subject of Sanctions, or in any country or territory, that at the time of the dealing or transaction is or was the subject of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Sudan and Syria) except to the extent licensed or authorized under U.S. law.

(aa) The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(bb) Except as disclosed in the Time of Sale Memorandum, the Company and its subsidiaries maintain a system of internal accounting and other controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accounting for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) the interactive data in eXtensible Business Reporting Language incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum is accurate. Except as described in the Time of Sale Memorandum, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(cc) The Company and its subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect); and, except as set forth in the Time of Sale Memorandum, the Company and its subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(dd) The interactive data in eXtensible Business Reporting Language incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(ee) The statistical, industry-related and market-related data included in the Time of Sale Memorandum are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate such that there will be no material misstatement in the Time of Sale Memorandum, and such data materially agree with the sources from which they are derived.

(ff) Neither the Company nor any of its affiliates (within the meaning of Rule 144 under the Securities Act) has taken, directly or indirectly, any action which constitutes or is designed to cause or result in, or which would reasonably be expected to constitute, cause or result in, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(gg) There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(hh) There are no securities or preferred stock of or guaranteed by the Company or any of its Subsidiaries that are rated by a “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act.

2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Initial Purchasers, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Firm Securities set forth in Schedule I hereto opposite its name at a purchase price of 97.50% of the principal amount thereof (the “Purchase Price”) plus accrued interest, if any, to the Closing Date.

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Initial Purchasers the Additional Securities, and the Initial Purchasers shall have the right, solely to cover over-allotments, to purchase, severally and not jointly, up to $20,000,000 principal amount of Additional Securities at the Purchase Price plus accrued interest, if any, to the date of payment and delivery. You may exercise this right on behalf of the Initial Purchasers in whole or from time to time in part by giving written notice to the Company, provided that the Option Closing Date (as defined below) related to any such notice occurs during the 13-day period beginning on, and including, the Closing Date. Any exercise notice shall specify the principal amount of Additional Securities to be purchased by the Initial Purchasers and the date on which such Additional Securities are to be purchased. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm Securities nor later than ten business days after the date of such notice. Additional Securities may be purchased as provided in Section 4 solely for the purpose of covering sales of securities in excess of the number of the Firm Securities. On each day, if any, that Additional Securities are to be purchased (an “Option Closing Date”), each Initial Purchaser agrees, severally and not jointly, to purchase the principal amount of Additional Securities (subject to such adjustments to eliminate fractional Securities as you may determine) that bears the same proportion to the total principal amount of Additional Securities to be purchased on such Option Closing Date as the principal amount of Firm Securities set forth in Schedule I opposite the name of such Initial Purchaser bears to the total principal amount of Firm Securities.

3. Terms of Offering. You have advised the Company that the Initial Purchasers will make an offering of the Securities purchased by the Initial Purchasers hereunder as soon as practicable after this Agreement is entered into as in your judgment is advisable.

4. Payment and Delivery. Payment for the Firm Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Firm Securities for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on August 18, 2014, or at such other time on the same or such other date, not later than August 25, 2014, as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Additional Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Additional Securities for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than September 15, 2014, as shall be designated in writing by you.

The Securities shall be in definitive form or global form, as specified by you, and registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be. The Securities shall be delivered to you on the Closing Date or an Option Closing Date, as the case may be, for the respective accounts of the several Initial Purchasers, with any transfer taxes payable in connection with the transfer of the Securities to the Initial Purchasers duly paid, against payment of the Purchase Price therefor plus accrued interest, if any, to the date of payment and delivery.

5. Conditions to the Initial Purchasers’ Obligations. The several obligations of the Initial Purchasers to purchase and pay for the Firm Securities on the Closing Date are subject to the following conditions:

(a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i) the representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date; and

(ii) no event or condition of a type described in Section 1(s) hereof shall have occurred or shall exist, which event or condition is not described in the Time of Sale Memorandum (excluding any amendment or supplement thereto) and the Final Memorandum (excluding any amendment or supplement thereto) and the effect of which in your judgment makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the Closing Date on the terms and in the manner contemplated by this Agreement, the Time of Sale Memorandum and the Final Memorandum.

(b) The Initial Purchasers shall have received on and as of the Closing Date a certificate of the chief executive officer and one additional senior executive officer of the Company who is reasonably satisfactory to the Initial Purchasers (i) confirming that such officers have carefully reviewed the Time of Sale Memorandum and the Final Memorandum and, to the knowledge of such officers, the representations and warranties of the Company in this Agreement are true and correct and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder in all material respects at or prior to the Closing Date and (ii) to the effect set forth in paragraph (a)(ii) above.

(c) On the date of this Agreement and on the Closing Date, Ernst & Young LLP shall have furnished to the Initial Purchasers, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Initial Purchasers, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Time of Sale Memorandum and the Final Memorandum; provided, that the letter delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to such Closing Date.

(d) The Initial Purchasers shall have received on the Closing Date an opinion of Cooley LLP, outside counsel for the Company, dated the Closing Date, with respect to such matters and in the form agreed between the Initial Purchasers and the Company. Such opinion shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein.

(e) The Initial Purchasers shall have received on the Closing Date an opinion of Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, dated the Closing Date, with respect to such matters as the Initial Purchasers may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(f) The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between you and certain officers and directors of the Company relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date.

(g) The Initial Purchasers shall have received on or prior to the Closing Date satisfactory evidence of (i) the termination of the Credit Agreement, dated as of April 18, 2013 (as amended from time to time) among the Company, Silicon Valley Bank, as administrative agent, swingline lender and issuing lender, and the other lenders and parties thereto and (ii) the entry into the Loan and Security Agreement, dated as of August 11, 2014, among the Company and Silicon Valley Bank.

(h) An application for the listing of the Maximum Number of Underlying Securities shall have been approved by the NASDAQ Global Select Market, subject to official notice of issuance.

(i) The several obligations of the Initial Purchasers to purchase Additional Securities hereunder are subject to the delivery to you on the applicable Option Closing Date of the following:

(i) a certificate, dated the Option Closing Date and signed by the chief executive officer and one additional senior executive officer of the Company who is satisfactory to the Initial Purchasers, confirming that the certificate delivered on the Closing Date pursuant to Section 5(b) hereof remains true and correct as of such Option Closing Date;

(ii) a letter dated the Option Closing Date, in form and substance satisfactory to the Initial Purchasers, from Ernst & Young LLP, independent public accountants, substantially in the same form and substance as the letter furnished to the Initial Purchasers pursuant to Section 5(c) hereof; provided that the letter delivered on the Option Closing Date shall use a “cut-off date” not earlier than three business days prior to such Option Closing Date;

(iii) an opinion of Cooley LLP, outside counsel for the Company, dated the Option Closing Date, relating to the Additional Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(d) hereof;

(iv) an opinion of Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, dated the Option Closing Date, relating to the Additional Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(e) hereof; and

(v) good standing certificates, or similar documents, for the Company from the State of Delaware and the Commonwealth of Massachusetts.

(vi) such other documents as you may reasonably request with respect to the due authorization, execution and authentication and issuance of the Additional Securities to be sold on such Option Closing Date and other matters related to the execution and authentication and issuance of such Additional Securities.

6. Covenants of the Company. The Company covenants with each Initial Purchaser as follows:

(a) To furnish to you in New York City, without charge, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(d) or (e), as many copies of the Time of Sale Memorandum, the Final Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request.

(b) Before amending or supplementing the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object.

(c) To furnish to you a copy of each proposed Additional Written Offering Communication to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed Additional Written Offering Communication to which you reasonably object.

(d) If the Time of Sale Memorandum is being used to solicit offers to buy the Securities at a time when the Final Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Memorandum in order to make the statements therein, in the light of the circumstances, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Time of Sale Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers and to any dealer upon request, either amendments or supplements to the Time of Sale Memorandum so that the statements in the Time of Sale Memorandum as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading or so that the Time of Sale Memorandum, as amended or supplemented, will comply with applicable law.

(e) If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, not misleading, or if, in the reasonable opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law.

(f) To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request.

(g) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company will pay or cause to be paid all costs and expenses incident to the performance of its obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any taxes payable in connection therewith; (ii) the costs incident to the preparation and printing of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company and any amendments and supplements to any of the foregoing, and the distribution thereof; (iii) any fees charged by rating agencies for the rating of the Securities; (iv) the fees and expenses of the Company’s counsel and independent accountants; (v) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the state or foreign securities or blue sky laws of such jurisdictions as the Initial Purchasers may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related reasonable fees and expenses of counsel for the Initial Purchasers); (vi) the cost of preparing stock certificates; (vii) the costs and charges of the Trustee and any transfer agent, registrar or depositary; (viii) all expenses incurred by the Company in connection with any “road show” presentation to potential investors; (ix) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading any appropriate market system and (x) expenses incurred from listing of the Maximum Number of Underlying Securities on the NASDAQ Global Select Market. It is understood, however, that, except as provided in Section 8 and this Section 6(g), the Initial Purchasers will pay all of their own costs and expenses, including the fees and expenses of their counsel, any advertising expenses connected with any offers they may make, and expenses incurred by the Initial Purchasers in connection with any “road show” presentation to potential investors. For the avoidance of doubt, the cost of any aircraft chartered in connection with the road show shall be split equally between the Company and the Initial Purchasers. If (i) this Agreement is terminated pursuant to Section 9, (ii) the Company for any reason fail to tender the Securities for delivery to the Initial Purchasers or (iii) the Initial Purchasers decline to purchase the Securities for any reason permitted under this Agreement, the Company agree to reimburse the Initial Purchasers for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Initial Purchasers in connection with this Agreement and the offering contemplated hereby, provided that such costs, expenses and fees do not exceed $50,000.

(h) Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

(i) To furnish you with any proposed General Solicitation to be made by the Company or on its behalf before its use, and not to make or use any proposed General Solicitation without your prior written consent.

(j) While any of the Securities or the Underlying Securities remain “restricted securities” within the meaning of the Securities Act, to make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

(k) During the period of one year after the Closing Date or any Option Closing Date, if later, the Company will not be, nor will it become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

(l) As long as there are any Securities outstanding, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Securities that have been reacquired by any of them, unless upon such resale such Security will no longer be a “restricted security” as defined in Rule 144.

(m) Not to take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.

(n) The Company will apply the net proceeds from the sale of the Securities as described in the Time of Sale Memorandum and the Final Memorandum under the heading “Use of Proceeds”.

(o) The Company will effect and maintain the listing of the Maximum Number of Underlying Securities on the NASDAQ Global Select Market.

(p) The Company will reserve and keep available at all times, free of preemptive rights, the Maximum Number of Underlying Securities.

(q) Between the date hereof and the latest of the Closing Date and any Option Closing Date, the Company will not do or authorize any act or thing that would result in an adjustment to the conversion rate of the Securities.

The Company also agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the Initial Purchasers, it will not, during the period ending 90 days after the date of the Final Memorandum (the “Restricted Period”), (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, in each case other than (A) the Securities to be sold hereunder or the issuance of any Underlying Securities upon conversion of the Securities, (B) grants of stock options, restricted stock or other awards pursuant to the terms of the Company’s stock plans in effect as of the date of this Agreement, (C) shares of Common Stock issued upon the exercise of options or other convertible securities outstanding as of the date of this Agreement, (D) any shares of Common Stock to be issued pursuant to any “earn-out” or escrow provisions relating to any transactions completed prior to the date of this Agreement, and (E) any Common Stock or securities convertible into or exercisable or exchangeable for Common Stock issued in any business combination or acquisition of assets, businesses or property, provided that the number of shares of Common Stock issued or issuable pursuant to this clause (E) shall not exceed 10% of the outstanding Common Stock after the Closing Date.

7. Offering of Securities; Restrictions on Transfer. (a) Each Initial Purchaser, severally and not jointly, represents and warrants that such Initial Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “QIB”). Each Initial Purchaser, severally and not jointly, agrees with the Company that (i) it will not solicit offers for, or offer or sell, such Securities by any General Solicitation, other than a permitted communication listed on Schedule II hereto, or those made with the prior written consent of the Company, or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act and (ii) it will sell such Securities only to persons that it reasonably believes to be QIBs that, in purchasing such Securities, are deemed to have represented and agreed as provided in the Final Memorandum under the captions “Notice to Investors” and “Transfer Restrictions”.

(b) Each Initial Purchaser, severally and not jointly, represents, warrants, and agrees with respect to offers and sales outside the United States that:

(i) such Initial Purchaser understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Securities, or possession or distribution of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required;

(ii) such Initial Purchaser will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any such other material, in all cases at its own expense;

(iii) the Securities have not been registered under the Securities Act and may not be sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A under the Securities Act;

(iv) such Initial Purchaser, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of Securities to the public in that Relevant Member State, other than:

(A) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(B) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of Morgan Stanley & Co. LLC on behalf of the Initial Purchasers for any such offer; or

(C) in any other circumstances falling within Article 3 of the Prospectus Directive, provided that no such offer of Securities shall require the Company or any Initial Purchaser to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of Securities to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

(v) such Initial Purchaser has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any Securities in, from or otherwise involving the United Kingdom; and

(vi) such Initial Purchaser understands that the Securities have not been and will not be registered under the Securities and Exchange Law of Japan, and represents that it has not offered or sold, and agrees not to offer or sell, directly or indirectly, any Securities in Japan or for the account of any resident thereof except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law.

(c) The Company agrees that the Initial Purchasers may provide copies of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum and any other agreements or documents relating thereto, including without limitation, the Indenture to Xtract Research LLC (“Xtract”), following completion of the offering, for inclusion in an online research service sponsored by Xtract, access to which shall be restricted by Xtract to QIBs.

8. Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless each Initial Purchaser, each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Initial Purchaser within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Time of Sale Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company, any General Solicitation made by the Company, any “road show” as defined in Rule 433(h) under the Securities Act (a “road show”), the Final Memorandum or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use therein.

(b) Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use in the Preliminary Memorandum, the Time of Sale Memorandum, any Additional Written Offering Communication set forth in Schedule II hereto, road show, General Solicitation set forth in Schedule II hereto, the Final Memorandum or any amendment or supplement thereto.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Morgan Stanley & Co. LLC, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total discounts and commissions received by the Initial Purchasers bear to the aggregate offering price of the Securities. The relative fault of the Company on the one hand and of the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amount of Securities they have purchased hereunder, and not joint.

(e) The Company and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser, any person controlling any Initial Purchaser or any affiliate of any Initial Purchaser or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

9. Termination. The Initial Purchasers may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by any of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Market, the Chicago Board Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade; (ii) trading of any securities issued or guaranteed by the Company shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in your judgment, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the Closing Date on the terms and in the manner contemplated by the Time of Sale Memorandum or the Final Memorandum.

10. Effectiveness; Defaulting Initial Purchasers. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date, or an Option Closing Date, as the case may be, any one or more of the Initial Purchasers shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of

Securities to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of Firm Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Firm Securities set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as you may specify, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such principal amount of Securities without the written consent of such Initial Purchaser. If, on the Closing Date any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Firm Securities which it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Firm Securities to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Firm Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or of the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Time of Sale Memorandum, the Final Memorandum or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Additional Securities and the aggregate principal amount of Additional Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Additional Securities to be purchased on such Option Closing Date, the non-defaulting Initial Purchasers shall have the option to (a) terminate their obligation hereunder to purchase the Additional Securities to be sold on such Option Closing Date or (b) purchase not less than the principal amount of Additional Securities that such non-defaulting Initial Purchasers would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

11. Entire Agreement. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Company and the Initial Purchasers with respect to the preparation of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, the conduct of the offering, and the purchase and sale of the Securities.

(b) The Company acknowledges that in connection with the offering of the Securities: (i) the Initial Purchasers have acted at arms length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Initial Purchasers owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement) if any, and (iii) the Initial Purchasers may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Initial Purchasers arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

12. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

14. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

15. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Initial Purchasers shall be delivered, mailed or sent to you at 1585 Broadway, New York, New York 10036, Attention: Convertible Debt Syndicate Desk, with a copy to the Legal Department; and if to the Company shall be delivered, mailed or sent to EnerNOC, Inc., One Marina Park Drive, Suite 400, Boston, Massachusetts 02210, Attention: Matthew Cushing.

Very truly yours, EnerNOC, Inc.

By:	/s/ Neil Moses
	Name:	Neil Moses
	Title:	Chief Operating Officer & Chief Financial Officer

Accepted as of the date hereof Morgan Stanley & Co. LLC Acting severally on behalf of itself and the several Initial Purchasers named in Schedule I hereto.

By:	Morgan Stanley & Co. LLC

By:	/s/ David Oakes
	Name:	David Oakes
	Title:	Managing Director

SCHEDULE I

Initial Purchaser	Principal Amount of Firm Securities to be Purchased

Morgan Stanley & Co. LLC	$112,000,000
Robert W. Baird & Co. Incorporated	16,000,000
Pacific Crest Securities LLC	16,000,000
Raymond James & Associates, Inc.	16,000,000

Total:	$160,000,000

I-1

SCHEDULE II

Permitted Communications

Time of Sale Memorandum

1.	Preliminary Memorandum issued August 11, 2014

2.	Pricing Term Sheet dated August 12, 2014

Permitted Additional Written Offering Communications

Each electronic “road show” as defined in Rule 433(h) furnished to the Initial Purchasers prior to use that the Initial Purchasers and Company have agreed may be used in connection with the offering of the Securities

Permitted General Solicitations other than Permitted Additional Written Offering Communications set forth above

1.	Launch press release issued August 11, 2014

1.	Pricing press release issued August 13, 2014

II-1

EXHIBIT A

FORM OF LOCK-UP LETTER

            , 2014

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. LLC (“Morgan Stanley”) proposes to enter into a Purchase Agreement (the “Purchase Agreement”) with EnerNOC, Inc., a Delaware corporation (the “Company”), providing for the offering (the “Offering”) by the several Initial Purchasers, including Morgan Stanley (the “Initial Purchasers”), of Convertible Senior Notes due 2019 (the “Securities”) of the Company. The Securities will be convertible into shares of common stock, $0.001 par value per share of the Company (the “Common Stock”), or, upon “stockholder approval” (as such term is defined in the “Description of Notes” in the final offering memorandum relating to the Offering (the “Final Memorandum”)), the Securities will be convertible into cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election.

To induce the Initial Purchasers that may participate in the Offering to continue their efforts in connection with the Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley, on behalf of the Initial Purchasers, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Final Memorandum (the “Restricted Period”), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, in each case other than (A) transfers of shares of Common Stock as a bona fide gift or gifts, (B)

transfers to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (C) transfers by will or intestate succession; (D) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions; or (E) transfers of shares of Common Stock (1) as forfeitures to the Company to satisfy tax withholding obligations of the undersigned in connection with the vesting or exercise of equity awards by the undersigned pursuant to the Company’s equity incentive plans as in effect on the date hereof and described in the Final Memorandum; provided that in any filing relating to such transfer pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) reporting a reduction in beneficial ownership of Common Stock during the Restricted Period, the undersigned shall include a statement in such report to the effect that the purpose of such transfer was to cover tax obligations of the undersigned in connection with such vesting or exercise and any shares not so forfeited upon vesting or exercise shall be subject to the restrictions set forth in this agreement; (2) pursuant to a bona fide third-party tender offer for all outstanding shares of the Company, merger, consolidation or other similar transaction approved by the Company’s board of directors and made to all holders of the Company’s securities involving a Change of Control (as defined below) of the Company (including, without limitation, the entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of Common Stock or other such securities in connection with such transaction, or vote any Common Stock or other such securities in favor of any such transaction), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, such securities held by the undersigned shall remain subject to the provisions of this agreement; or (3) by operation of law with respect to a domestic order or negotiated divorce settlement; provided that any filing relating to such transfer pursuant to Section 16(a) of the Exchange Act, or any other public announcement thereof, shall indicate that the transfer was pursuant to such domestic order or divorce settlement. In the case of any transfer or distribution pursuant to clause (A), (B), (C) or (E)(3) above, each donee, transferee or distributee shall execute and deliver to Morgan Stanley a lock-up letter in the form of this paragraph; and in the case of any transfer or distribution pursuant to clause (A), (B), or (C), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Restricted Period). For purposes of this Letter Agreement, the term “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. For the purposes of this agreement, “Change of Control” shall mean (x) an amalgamation, merger, reorganization or consolidation in which the outstanding shares of the Company are converted into or exchanged for securities of the successor or continuing entity and the holders of the Company’s issued and outstanding voting power immediately prior to such transaction do not own any of the issued and outstanding voting shares of the successor or continuing entity immediately upon completion of such transaction; or (y) any transaction or series of related transactions in which 100% of the

Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities.

In addition, notwithstanding the foregoing, the restrictions set forth in this Letter Agreement shall not apply to (a) sales pursuant to trading plans established pursuant to Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) existing as of the date hereof providing for the sale in the future of any Common Stock; provided that any filing relating to such transfer pursuant to Section 16(a) of the Exchange Act, or any other public announcement thereof, shall indicate that the transfer was pursuant to a 10b5-1 Plan, and (b) the establishment of a trading plan providing for the sale in the future of any Common Stock that complies with Rule 10b5-1 under the Exchange Act (a “New Trading Plan”); provided however, that (i) such restrictions shall apply in full force to any such sale pursuant to any New Trading Plans during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of a New Trading Plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned understands that the Company and the Initial Purchasers are relying upon this agreement in proceeding toward consummation of the Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

[Signature Page Follows]

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to a Purchase Agreement, the terms of which are subject to negotiation between the Company and the Initial Purchasers.

Very truly yours,

Name:

Address:

A-4